Exhibit 99.1

Contact:	Joe Norton Director of Public Relations 212-770-3144
AIG ELECTS DENNIS D. DAMMERMAN TO BOARD OF DIRECTORS
NEW YORK, November 12, 2008 — The Board of Directors of American International Group, Inc. (AIG) has elected Dennis D. Dammerman a Director.
     Mr. Dammerman is currently Chairman of the Board of Directors of Discover Financial Services, Lead Director of Capmark Financial Group Inc. and a Director of BlackRock, Inc. He retired in 2005 as GE Vice Chairman of the Board and Executive Officer, and a member of the Corporate Executive Office.
     Mr. Dammerman’s retirement followed a 38-year career at GE. He had served on the GE Board of Directors since 1994, as Chairman and Chief Executive Officer of GE Capital Services since 1998, and as a Director of GE Capital Services for 16 years. He joined General Electric in 1967 in the financial management program in GE Appliances. He held a succession of financial management and business leadership positions before being named Chief Financial Officer of GE in 1984.
     In 1994, Mr. Dammerman was named Chairman and Chief Executive Officer of Kidder, Peabody Group, Inc., retaining his position as GE Chief Financial Officer. He returned full time to his position as Chief Financial Officer of GE in 1995 when Kidder Peabody was sold to PaineWebber.
     “Dennis Dammerman is a distinguished and respected executive who brings to the AIG Board a singular record of experience in financial management and financial services,” said Edward J. Liddy, AIG Chairman and Chief Executive Officer. “I am delighted that he has agreed to join the Board of AIG at this crucial time, and I look forward to the benefit of his wise counsel.”
     Mr. Dammerman graduated from the University of Dubuque and is currently a Trustee of Skidmore College and the New York Racing Association.
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     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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